UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (or date of earliest event reported): July 7, 2023
_____________________
loanDepot, Inc.
(Exact Name of Registrant as Specified in its Charter)
_____________________

Delaware	001-40003	85-3948939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6561 Irvine Center Drive
Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (888) 337-6888
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	LDI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2023 (the “Effective Date”), the Board of Directors (the “Board”) of loanDepot, Inc. (the “Company”) appointed Darren Graeler as Executive Vice President and Chief Accounting Officer of the Company, effective immediately. As Executive Vice President and Chief Accounting Officer, Mr. Graeler succeeded David Hayes as the Company’s principal accounting officer in accordance with the Company’s internal succession planning.

Prior to the Effective Date, Mr. Graeler, 56, served as the Company’s Senior Vice President, Corporate Accounting, from July 2018. Prior to joining loanDepot, between 2007 and 2018, Mr. Graeler was a founding partner of Financial Services Advisory Partners, LLC, a business advisory and management consulting firm to the financial services industry. Previously, Mr. Graeler also served in various senior accounting and finance leadership roles at companies in mortgage banking, commercial banks, and specialty finance. Mr. Graeler started his career in the assurance practice at KMPG, LLP, an accounting firm, where he specialized in audits of public and non-public banks, mortgage lenders, and finance companies. Mr. Graeler earned a Bachelor of Science degree in Accountancy from California State University, Long Beach. Mr. Graeler is a licensed Certified Public Accountant (inactive) in the state of California.

In connection with Mr. Graeler’s appoint as Executive Vice President and Chief Accounting Officer, the Company and Mr. Graeler entered into an Executive Employment Agreement (the “Employment Agreement”), effective as of the Effective Date. The Employment Agreement has an initial three-year term with automatic one-year renewals thereafter. The Employment Agreement provides for a base salary of $335,000 and a target annual bonus of 100% of base salary (with a maximum annual bonus of up to 200% of target and, for 2023, a minimum annual bonus of 50% of the target bonus (subject to employment on the applicable payment date)). The Employment Agreement also provides that Mr. Graeler will be eligible for an annual equity awards, subject to approval by the Compensation Committee of the Board. Mr. Graeler will receive an initial grant of 117,925 restricted stock units, which will vest in three equal installments on the first three anniversaries of the Effective Date, subject to continued employment.

Upon a termination of employment by the Company without Cause, resignation by Mr. Graeler for Good Reason (as such terms are defined in the Employment Agreement) or a non-renewal of the Employment Agreement’s term by the Company (each, a “Covered Termination”), in each case, that is not within the period beginning three months prior to a Change in Control (as defined in the Employment Agreement) and ending 24 months following a Change in Control (such period, the “CIC Protection Period”), the Employment Agreement provides for the following severance benefits: (i) a lump sum payment equal to 12 months of base salary, (ii) reimbursement of COBRA premiums for up to 12 months, (iii) a pro-rated annual bonus for the year of termination based on actual performance, payable when such bonuses are paid to other senior executives (the “Pro-Rated Bonus”), (iv) acceleration of any performance-based equity awards based on actual performance as of the date of termination (or if not achieved as of such date, as achieved through the date that is 30 days following the date of termination), and (v) vested options remaining exercisable for one year following such termination (or until an earlier expiration date).

Upon a Covered Termination during the CIC Protection Period, the Employment Agreement provides for the following severance benefits in lieu of those described above: (i) a lump sum payment equal to 1.5 times the sum of (a) base salary and (b) target bonus, (ii) reimbursement of COBRA premiums for up to 18 months, (iii) the Pro-Rated Bonus, and (iv) full acceleration of all equity awards, with any performance-based vesting criteria deemed earned at the greater of target or actual performance through the date of termination.

Upon the executive’s death or disability, the Employment Agreement provides for the following benefits: (i) reimbursement of COBRA premiums for up to 18 months, (ii) the Pro-Rated Bonus, (iii) full acceleration of all equity awards, with any performance-based vesting criteria deemed earned at the greater of target or actual performance through the date of termination, and (iv) vested options remaining exercisable for one year following such termination (or until an earlier expiration date).

The Employment Agreement also contains standard covenants regarding innovation assignment, confidentiality, non-disparagement, and customer and employee noninterference. The severance benefits under the Employment Agreement are subject to the executive’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with applicable restrictive covenants.

The appointment of Mr. Graeler was not pursuant to any agreement or understanding between him and any other person. There is no family relationship between Mr. Graeler and any director or executive officer of the Company, and there are no transactions between Mr. Graeler and the Company that are required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

loanDepot, Inc.

By:	/s/ Gregory Smallwood
Name: Gregory Smallwood
Title: Chief Legal Officer and Corporate Secretary

Date: July 7, 2023